EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:	Mike Durkin
Chief Financial Officer
612-661-3884

PepsiAmericas Reports Higher Earnings Per Share (EPS)

For Second Quarter 2003

Minneapolis, MN, July 23, 2003 — PepsiAmericas, Inc. (NYSE: PAS) today reported results for the second quarter of 2003.  Net income, as reported, was $53.2 million, or diluted earnings per share (EPS) of $0.37, compared to income from continuing operations of $54.8 million, or diluted EPS of $0.35 for the second quarter of 2002.  Reported net income for the second quarter of 2002 was $48.8 million or diluted EPS of $0.32 which included a charge to discontinued operations.  Results for the second quarter 2003 benefited from international volume growth, continued improvement in pricing in the U.S., lower selling, distribution, and administrative (SD&A) costs, and fewer shares outstanding, which were offset by lower volumes and higher product costs in the U.S.   The second quarter of 2003 also reflected several unusual items, including special charges and a gain on last year’s sale of real estate, which were approximately offsetting.  A reconciliation table and explanation of these unusual items are included with the financial statements attached to this release.

Second-Quarter Highlights

•                  Total volume decreased 1.5 percent, which included volume declines of 3.5 percent in the U.S., offset by increases of 2.8 percent in Central Europe and 10.7 percent in the Caribbean.

•                  Worldwide net sales declined 0.7 percent to $870.9 million compared to $877.3 million in the previous year.  The company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16 in the first quarter of 2003 which contributed approximately $18.4 million to the reduction in net sales by requiring the reclassification of certain marketing support programs to cost of goods sold.  On a comparable basis, assuming that EITF 02-16 had been in effect during 2002, U.S. net sales decreased 0.5 percent to $724.4 million from $727.8 million in the prior-year second quarter.   Net sales in Central Europe increased 13.5 percent to $98.7 million from $87.0 million in the prior-year second quarter and net sales in the Caribbean grew 8.4 percent to $47.8 million from $44.1 million in the prior-year second quarter.  A table showing net sales, gross margin and SD&A expense comparisons as though EITF 02-16 had been adopted at the beginning of 2002 is also included with the attached financial statements.

•                  Average net selling prices in the U.S. increased 3.1 percent, of which 2.1 percent was rate and 1.0 percent was mix.

•                  Worldwide operating income in the current quarter declined to $104.1 million, compared to $107.4 million in the prior-year second quarter.  U.S. operating income declined $8.3 million to $99.5 million in the second quarter of 2003, while international operating income increased $5.0 million to $4.6 million from $0.4 million of losses in the prior-year second quarter.

“We were pleased with our overall performance, which was generally as we expected,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas.  “Continuing soft volume trends in the second quarter, although improved sequentially over the first quarter, were offset by strong pricing and lower operating costs, which are evidence of our cost reduction initiatives.”

The decline in second quarter U.S. volume of 3.5 percent reflected continued softness across all channels, despite the benefit of the later timing of the Easter holiday.  The decline in U.S. volume included mid single-digit declines in trademark Pepsi, offset in part by low single-digit increases in trademark Mountain Dew, which benefited from the successful launch of Mountain Dew LiveWire in the second quarter of 2003, and by the continued successful rollout of Sierra Mist.

Total volume in Central Europe increased 2.8 percent in the second quarter of 2003, due in part to the later timing of the Easter holiday, and reflecting strong growth in carbonated soft drinks and water.  Operating income in Central Europe increased $3.8 million to $5.1 million compared to $1.3 million in the prior-year second quarter.  Excluding the favorable impact of foreign exchange rates, operating income increased $1.5 million to $2.8 million.  The improvement in operating performance was primarily attributable to volume growth and a reduction in SD&A expense, offset in part by continued declines in net pricing in Poland due to competitive pressures.  Second quarter 2003 operating results included a special charge of $0.3 million related to the modification in the selling and distribution strategy.

Volumes in the Caribbean increased 10.7 percent in the second quarter of 2003 compared to the same period last year, reflecting strong volume growth in Puerto Rico and Jamaica.  The Caribbean reported operating losses of $0.5 million in the second quarter of 2003, an improvement over the $1.7 million of operating losses in the prior-year second quarter.  Operating results for the quarter included a special charge of $0.8 million related to a change in the production and distribution strategy in Barbados.

On a worldwide basis, gross profit margin was 41.4 percent in the second quarter of 2003 compared to 40.2 percent in the prior-year second quarter.  Had the company adopted EITF 02-16 at the beginning of 2002, the second quarter 2002 gross margin would have been 42.7 percent.  The difference in gross profit margin of 1.3 percent was due primarily to decreases in funding associated with volume in the U.S.  During the quarter, SD&A as reported, increased $9.6 million, or 3.9 percent.  Assuming that EITF 02-16 had been in effect during 2002, SD&A would have decreased $4.4 million, or 1.8 percent, driven by the benefit of cost reduction initiatives in the U.S., including a reduction in labor costs.

First-Half Results

Net income for the first half of 2003, as reported, declined 19.5 percent to $58.1 million, or $0.40 per diluted share, compared to $72.2 million, or $0.47 per diluted share for the first half of 2002.  Unusual items affecting the first half of 2003 included a charge for the early extinguishment of debt, an additional provision for taxes, a gain resulting from the resolution of an ESOP case with the IRS, a gain on last year’s sale of land and special charges of $4.6 million net of taxes.  The first half of 2002 results included a charge to discontinued operations of $6.0 million after taxes and a $2.1 million gain after taxes on the sale of real estate.  Excluding the effect of these unusual items recorded in 2003 and 2002, net income from continuing operations for the first half of 2003 decreased 19.7 percent to $61.1 million, compared to $76.1 million in the first half of 2002.  Diluted EPS decreased 12.2 percent to $0.43 for the first half of 2003, compared to $0.49 in the first half of 2002.  A reconciliation table and explanation of these unusual items are included with the financial statements attached to this release.

First-Half Highlights

•                  Total volume decreased 4.8 percent, which included volume declines of 5.3 percent in the U.S. and 6.2 percent in Central Europe, offset in part, by increases in Caribbean volume of 7.3 percent.

•                  Worldwide net sales decreased $54.7 million to $1.55 billion compared to $1.61 billion in the previous year.  Assuming that EITF 02-16 had been in effect during 2002, net sales would have declined $14.5 million, or 0.9 percent in the first half of 2003.

•                  Average net selling prices in the U.S. increased 3.1 percent, of which 1.9 percent was rate and 1.2 percent was mix.

•                  Worldwide operating income declined $35.6 million to $130.8 million, compared to $166.4 million for the prior-year first half.  U.S. operating income declined $38.3 million to $139.5 million in the first half of 2003, while international operating losses decreased $2.7 million to $8.7 million.

The 5.3 percent decline in U.S. volume during the first half of 2003 reflected continued softness across all channels and in single-serve package volumes.  U.S. volume performance included high single-digit declines in trademark Pepsi and low single-digit declines in trademark Mountain Dew, which were partly offset by increases in Aquafina and Lipton, as well as the continued successful rollout of Sierra Mist.  The 6.2 percent decline in Central Europe volume during the first half of 2003 reflected a tough first quarter, which was affected by poor weather in the region and by competitive pressures in Poland.

In the first half of 2003, assuming that EITF 02-16 had been in effect during 2002, U.S. net sales would have decreased 1.9 percent to $1.31 billion from $1.34 billion in the same period a year ago.  International net sales increased 5.1 percent to $238.5 million versus the same period a year ago.  U.S. operating income decreased $38.3 million to $139.5 million compared to $177.8 million in the prior-year first half.  These results were primarily driven by volume declines and a higher cost per unit, offset partially by continued improvement in net pricing.  International markets reduced their operating losses by $2.7 million to $8.7 million.  The improvement in international was equally driven by improvements in Central Europe, which benefited $3 million from favorable exchange rates, and in the Caribbean, which benefited from volume growth.

“Despite challenging industry volume trends during the first half of this year, we have focused on implementation of our plan, including disciplined pricing initiatives and cost-saving measures,” said Pohlad.  “We believe these trends will continue to drive our performance for the full year.  Our challenge is to improve volume through execution of our innovation and marketing calendar over the balance of the year.”

Outlook

        The company expects to achieve earnings per share growth in the range of 9 to 11 percent for full fiscal 2003. This growth rate compares to reported and adjusted diluted EPS of $0.89 in 2002.  Additionally, for the full year, PepsiAmericas expects a decline in U.S. volume in the low single digits and growth in international volume in the range of 3 to 4 percent. Net price increases are expected to be in the range of 2.5 to 3.5 percent.  The company now expects cost increases in the low-single digits, including the impact of investment in its next generation selling and delivery application being rolled out across its domestic markets.

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PepsiAmericas is the number-two anchor bottler in the Pepsi system with operations in 18 states as well as Puerto Rico, Jamaica, the Bahamas, Barbados, Trinidad and Tobago, Poland, Hungary, the Czech Republic and Republic of Slovakia.  In total, PepsiAmericas serves areas with a population of more than 117 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) holds a 39.8 percent equity interest in PepsiAmericas.

        PepsiAmericas will hold an earnings conference call at 9:00 AM CST on Wednesday, July 23, 2003, which will be available through a live webcast over the Internet.  To listen live to this discussion with financial analysts, please dial 800-946-0786 within the U.S.  Request the PepsiAmericas conference call.  A playback of the discussion will also be available until July 30, 2003.  To listen to the archived call, please dial 888-203-1112 within the U.S. and 719-457-0820 from outside the U.S., enter the replay passcode 734760.  A live webcast will also be available through the company’s website at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

This release contains forward-looking statements of expected future developments.  We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established by the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the release refer to the expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance.  Our future performance involves a number of risks and uncertainties.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; and cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 28, 2002.

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2003

COMPARED WITH THE SAME PERIODS OF FISCAL 2002

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Second Quarter		First Half
	2003	2002	2003	2002

Net sales	$870.9	$877.3	$1,553.0	$1,607.7
Cost of goods sold	510.6	524.3	907.2	967.4
Gross profit	360.3	353.0	645.8	640.3
Selling, delivery and administrative expenses	255.0	245.4	507.4	473.6
Amortization expense	0.1	0.2	0.2	0.3
Special charges	1.1	—	7.4	—
Operating income	104.1	107.4	130.8	166.4
Interest expense, net	(18.2)	(19.2)	(37.4)	(37.4)
Other income (expense), net	0.6	1.6	(1.7)	(0.8)
Income before income taxes	86.5	89.8	91.7	128.2
Income taxes	33.3	35.0	33.6	50.0
Income from continuing operations	53.2	54.8	58.1	78.2
Loss from discontinued operations, after taxes	—	(6.0)	—	(6.0)

Net income	$53.2	$48.8	$58.1	$72.2

Weighted average common shares:
Basic	142.8	153.8	143.3	153.7
Incremental effect of stock options and awards	0.4	1.0	0.4	0.6
Diluted	143.2	154.8	143.7	154.3

Income (loss) per share - basic:
Continuing operations	$0.37	$0.36	$0.41	$0.51
Discontinued operations	—	(0.04)	—	(0.04)
Net income	$0.37	$0.32	$0.41	$0.47

Income (loss) per share - diluted:
Continuing operations	$0.37	$0.35	$0.40	$0.51
Discontinued operations	—	(0.03)	—	(0.04)
Net income	$0.37	$0.32	$0.40	$0.47

Cash dividends per share	$—	$—	$0.04	$0.04

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND IN MILLIONS)

	End of Second Quarter 2003	End of Fiscal Year 2002

Cash	$72.6	$113.8
Receivables	202.2	202.6
Inventory	199.3	170.2
Other current assets	79.3	63.3
Total current assets	553.4	549.9
Net property	1,112.5	1,130.8
Intangible assets	1,759.3	1,757.7
Other assets	111.4	124.2

Total assets	$3,536.6	$3,562.6

Short-term debt, including current maturities of long-term debt	$268.5	$303.1
Payables	223.6	197.9
Other current liabilities	170.1	197.0
Total current liabilities	662.2	698.0
Long-term debt	1,073.6	1,080.7
Deferred income taxes	101.4	82.2
Other liabilities	242.5	253.1

Shareholders’ equity	1,456.9	1,448.6

Total liabilities and shareholders’ equity	$3,536.6	$3,562.6

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST HALF OF FISCAL 2003

COMPARED WITH THE SAME PERIOD OF FISCAL 2002

(UNAUDITED AND IN MILLIONS)

	First Half
	2003	2002

Cash Flows from Operating Activities:
Income from continuing operations	$58.1	$78.2
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	87.7	80.0
Deferred income taxes	17.4	25.5
Special charges	7.4	—
Gain on sale of investment	(2.1)	(3.5)
Cash outlays related to special charges	(5.3)	(6.3)
Other	4.9	4.5
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(18.0)	(68.7)
Net change in other assets and liabilities	(20.8)	(7.8)
Net cash provided by operating activities of continuing operations	129.3	101.9

Cash Flows from Investing Activities:
Capital investments	(72.5)	(112.3)
Franchises acquired	—	(2.9)
Proceeds from sales of investments	—	26.5
Proceeds from sales of property	1.0	6.2
Net cash used in investing activities	(71.5)	(82.5)

Cash Flows from Financing Activities:
Repayments of long-term debt	(279.3)	—
Proceeds from issuance of long-term debt	146.3	—
Net borrowings of short-term debt	90.0	14.4
Treasury stock purchases	(56.0)	(3.0)
Issuance of common stock	4.3	4.0
Cash dividends	(5.7)	(6.1)
Net cash provided by (used in) financing activities	(100.4)	9.3

Net cash provided by (used in) discontinued operations	1.3	(10.5)
Effects of exchange rate changes on cash and equivalents	0.1	0.2
Change in cash and equivalents	(41.2)	18.4
Cash and equivalents at beginning of year	113.8	64.4
Cash and equivalents at end of quarter	$72.6	$82.8

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the company’s non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Adjusted Comparisons:  In order to better reflect our quarter-over-quarter and comparative first half operating performance, we have provided the table below that summarizes the unusual items discussed in this press release that impact comparability of the periods presented:

	Second Quarter 2003		Second Quarter 2002		First Half 2003		First Half 2002
(Unaudited, in millions)	Operating Income	Income from Continuing Operations	Operating Income	Income from Continuing Operations	Operating Income	Income from Continuing Operations	Operating Income	Income from Continuing Operations
As Reported	$104.1	$53.2	$107.4	$54.8	$130.8	$58.1	$166.4	$78.2
Unusual items impacting comparability
Special charges	1.1	0.7	—	—	7.4	4.6	—	—
Interest income on ESOP tax settlement	—	0.2	—	—	—	(4.0)	—	—
Tax benefit on ESOP tax settlement	—	—	—	—	—	(6.0)	—	—
Early extinguishment of debt	—	—	—	—	—	5.4	—	—
Gain on land sale	—	(1.3)		(2.1)	—	(1.3)	—	(2.1)
Additional tax accruals	—	—	—	—	—	4.3	—	—
Adjusted Comparisons	$105.2	$52.8	$107.4	$52.7	$138.2	$61.1	$166.4	$76.1

Weighted average common shares:
Basic		142.8		153.8		143.3		153.7
Incremental effect of stock options and awards		0.4		1.0		0.4		0.6
Diluted		143.2		154.8		143.7		154.3

Net income per share- basic
As reported		$0.37		$0.36		$0.41		$0.51
As adjusted		$0.37		$0.34		$0.43		$0.50
Net income per share- diluted
As reported		$0.37		$0.35		$0.40		$0.51
As adjusted		$0.37		$0.34		$0.43		$0.49

Adjustments included in this summary were as follows:

In the second quarter of 2003, the company recorded an additional gain on the sale of a parcel of land in downtown Chicago of $2.1 million ($1.3 million after taxes) related to the reversal of certain accruals related to the favorable resolution of certain contingencies.

In the second quarter of 2003, the company recorded a special charge of $0.8 million ($0.5 million after taxes) related to a change in the production and distribution strategy in Barbados.  These charges consisted primarily of asset write-downs.

In the first quarter of 2003, the company recorded a charge of $5.8 million ($3.6 million after taxes) related to the reduction in workforce in the U.S.  These charges were primarily for severance costs and related benefits, including the acceleration of restricted stock awards.

In addition, as anticipated, the company recorded an additional charge of $0.3 million ($0.2 million after taxes) in Central Europe in the second quarter of 2003, and $0.8 million ($0.5 million after taxes) for the first half of 2003,  related to the changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia.

In the first quarter of 2003, the company favorably settled a tax matter with the Internal Revenue Service relating to the company’s past Employee Stock Option Plan, including the taxes previously paid that are now due back to the company, and related interest.  As a result, the Company recorded interest income of $6.4 million in “Interest expense, net,” ($4.0 million after taxes), and a tax benefit of $6.0 million in “Income taxes” for the first half of 2003.

In February 2003, the investors in the $150 million of notes issued in March 2001 notified the company that they would exercise their option to purchase and remarket the notes pursuant to the remarketing agreement, unless the company elected to redeem the notes.  In March 2003, the company exercised its option and elected to redeem the notes at fair value pursuant to the agreement.  As a result, the company recorded a loss on the early extinguishment of debt in the first quarter of 2003 of $8.8 million ($5.4 million after taxes) in “Interest expense, net.”  The loss was included in income from continuing operations before income taxes pursuant to Statement of Financial Accounting Standards No. 145, “Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

The company recorded additional tax accruals of $4.3 million related to additional liabilities arising in the first quarter of 2003.  Excluding the additional tax accruals, as well as the ESOP settlement tax benefit, the effective income tax rate was 38.5 percent, compared to the prior-year second quarter and first half effective income tax rate of 39 percent.

2.  Recently Issued Accounting Pronouncements:  In the first quarter of 2003, the company prospectively adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.”  EITF 02-16 requires that certain consideration received from vendors or brand owners by the company be recorded as a reduction of cost of goods sold, unless the payment is directly attributable (offsetting) to incremental and separately identifiable expenses incurred elsewhere in the income statement.  As a result, certain marketing support programs (bottler incentives) from brand owners that were previously recognized as an increase to net sales or a reduction in SD&A in prior periods, are recorded as a reduction of cost of goods sold for new agreements beginning in the first quarter of 2003.  Marketing support programs that are directly attributable to incremental expenses incurred and evidenced through submissions for reimbursement, are reported as either an increase to net sales or a reduction of SD&A, and all other marketing support programs are recognized as a reduction of cost of goods sold.

The following table presents the pro forma results for second quarter and first half of 2002, had EITF 02-16 been effective, compared to the same periods in 2003 reported results.  The adoption of EITF 02-16 in the first quarter of 2003 was not material to the company’s financial statements.

	Second Quarter 2003	Second Quarter 2002		% Change
(Unaudited, in millions)	As reported	As reported	Pro forma	Reported	Pro forma
Net sales	870.9	877.3	858.9	-0.7%	1.4%
Cost of goods sold	510.6	524.3	491.9	-2.6%	3.8%
Gross margin percentage	41.4%	40.2%	42.7%	N/A	N/A
SD&A	255.0	245.4	259.4	3.9%	-1.8%
SD&A, as a percentage of net sales	29.3%	28.0%	30.2%	N/A	N/A

	First Half 2003	First Half 2002		% Change
(Unaudited, in millions)	As reported	As reported	Pro forma	Reported	Pro forma
Net sales	1,553.0	1,607.7	1,567.5	-3.4%	-0.9%
Cost of goods sold	907.2	967.4	903.8	-6.2%	0.4%
Gross margin percentage	41.6%	39.8%	42.3%	N/A	N/A
SD&A	507.4	473.6	497.0	7.1%	2.1%
SD&A, as a percentage of net sales	32.7%	29.5%	31.7%	N/A	N/A